EXHIBIT 99.28

TRANSACTIONS IN THE SHARES OF THE ISSUER BY THE REPORTING

PERSONS DURING THE LAST SIXTY (60) DAYS

The following table sets forth all transactions with respect to Shares by or on behalf of the Reporting Persons in the last sixty (60) days. All such Shares were purchased or sold in the open market on the NYSE.

Purchase and sale transactions executed on the same day have been aggregated within a one-dollar price range, where applicable, and the price per share reported in the table below is the weighted average purchase or sale price for those transactions. The Reporting Persons undertake to provide upon request by the SEC staff full information regarding the number of Shares purchased or sold at each separate price.

Reporting Person	Date	Amount of Shares Purchased / (Sold)	Price Per Share
Federated Insurance Company of Canada	April 20, 2026	(394,400)	$5.5000[1]
Northbridge General Insurance Corporation	April 20, 2026	(1,414,000)	$5.5000[1]
Verassure Insurance Company	April 20, 2026	(907,900)	$5.5000[1]
TIG Insurance Company	April 20, 2026	(726,150)	$5.5000[1]
Allied World Specialty Insurance Company	April 20, 2026	(303,093)	$5.5000[1]
Newline Corporate Name Limited	April 20, 2026	(651,577)	$5.5000[1]
Newline Insurance Company Limited	April 20, 2026	(102,880)	$5.5000[1]
United States Fire Insurance Company	April 21, 2026	(151,928)	$5.5000
Allied World Insurance Company	April 21, 2026	(95,144)	$5.5000
Allied World Specialty Insurance Company	April 21, 2026	(58,889)	$5.5000
Odyssey Reinsurance Company	April 21, 2026	(484,942)	$5.5000
Brit UW Limited	April 21, 2026	(83,831)	$5.5000
Brit Reinsurance (Bermuda) Limited	April 21, 2026	(125,266)	$5.5000
United States Fire Insurance Company	May 4, 2026	(553,260)	$6.0368[2]
Allied World Insurance Company	May 4, 2026	(346,475)	$6.0368[2]
Allied World Specialty Insurance Company	May 4, 2026	(214,451)	$6.0368[2]
Odyssey Reinsurance Company	May 4, 2026	(1,765,961)	$6.0368[2]
Brit UW Limited	May 4, 2026	(305,278)	$6.0368[2]
Brit Reinsurance (Bermuda) Limited	May 4, 2026	(456,167)	$6.0368[2]

1 Prices ranging between $5.4991 - $5.5150 per share.

2 Prices ranging between $5.9781 - $6.1327 per share.